Exhibit 10.21
July 26, 2000

EMPLOYMENT AGREEMENT

OF

WYATT HYORA

This Employment Agreement (“Agreement”) is made this __ day of July, 2000 by and between Mackie Designs Inc., a Washington corporation (“Employer”), and Wyatt Hyora (“Employee”).

In consideration of the promises and mutual covenants set forth in this Agreement, Employer and Employee promise and agree as follows:

1.       Term of Employment.   Employer hereby employs Employee, and Employee hereby accepts employment with Employer, until such time as this Agreement or such employment is terminated as set forth in Section 5 of this Agreement.

2.       Scope of Duties.

2.1.    Duties.   Employee shall serve as Executive Vice President, with responsibility for the Manufacturing of the Employer and all of its subsidiaries, including, but not limited to, Eastern Acoustic Works, Inc. and Radio Cine Forniture (RCF) S.r.L.  Employee shall have such other and further responsibilities, duties and goals as are reasonably established for him from time to time by the Chief Executive Officer, or such other person specified by management from time to time.  Employee shall report directly to the Chief Operating Officer, upon request to Employer’s Board of Directors, or to such other person as is specified by management from time to time.

2.2.    Facilities and Staff.   Employee will be furnished with such facilities, services, staff and working conditions, consistent with Employer’s current practices, as are suitable to his position and adequate for the performance of his duties.

2.3.    Full Time and Attention.   Employee will loyally and conscientiously devote substantially all of his business and professional time, attention and energies (exclusive of periods of sickness and disability and such normal holiday and vacation periods as have been established by Employer) to the affairs of Employer.  Notwithstanding the above:

2.3.1. Employee may expend a reasonable amount of time for educational, professional or charitable activities; and,

2.3.2. This Agreement shall not be interpreted to prohibit Employee from making passive personal investments or conducting private business affairs, as long as those activities do not materially interfere with the services required under this Agreement.

2.4     Competitive Activities.   During the term of his employment, Employee shall not, directly or indirectly, either as an officer, director, investor, Employee, consultant, agent, independent contractor, principal, partner, shareholder, or in any other capacity whatsoever, engage or participate in any business activities or business entity which is, in any way, competitive with any of the business of Employer, provided however, Employee shall not be restricted from holding less than 5% of the outstanding securities of any company whose securities are listed on a national securities exchange or automated quotation system.

2.5     Indemnification and Insurance.   During the entire term of his employment, Employee will receive the full benefit of the indemnification provisions for officers and directors that are then contained in Employer’s Articles of Incorporation and Bylaws, and shall be a named insured under Employer’s Director’s and Officer’s liability insurance policy, as such indemnification provisions and insurance policies are in effect from time to time.

3.       Compensation and Expenses.

3.1.    Compensation.   During the term of this Agreement, Employer will pay Employee as follows:

3.1.1. An initial base salary of $175,000.00 per year, payable at such times and in such increments as are consistent with Employer’s usual policies, but in no event less frequently than monthly.  Any proposed annual salary increase and any salary decrease will be determined by the Board; provided that Employee’s salary shall never be less than that set forth above; and

3.1.2. Employee shall be a member of any bonus pool maintained by Employer from time to time on behalf of senior management.  The bonus pool is established annually by the Compensation Committee of the Board, with the goals and criteria adjusted from time to time as the Compensation Committee determines in its sole discretion, and Employee’s right of membership in the bonus pool shall give him no vested rights in any particular criteria or amounts allocated to the bonus pool.

3.2     Expenses.   Employer will reimburse Employee for all reasonable travel, entertainment and miscellaneous expenses incurred in connection with the performance of his duties under this Agreement.  Such reimbursement will be made in accordance with general policies and procedures of Employer in effect from time to time relating to reimbursement.

3.3.    Taxes and Withholding.   Employer shall withhold or deduct from sums due to Employee all sums required by applicable state or federal law.

3.4.    Stock Options.   Employee shall receive 100,000 nonqualified stock options per the Mackie Designs Inc. Amended and Restated 1995 Stock Option Plan (“Plan”), as of the date of this Agreement.  All of Employee’s options shall be subject to, and vest in accordance with, the terms and conditions of the Plan.  The options shall be at the market price for Mackie’s shares as of the close of business on the date of this Agreement and shall vest 25% per year over a four (4) year period commencing with the date of this Agreement.

3.5     Moving Expenses.   Employer shall pay Employee an amount equal to one month’s salary to cover all of the costs and expenses of his move from his present location in Meridian, Mississippi to Seattle, Washington.  In addition the employer will pay a $20,000 signing bonus to the employee to assist with the sale of the Employee’s home in Mississippi.

4. Benefits.

4.1.    Vacation.   During the term of this Agreement, Employee will be entitled to at least 3 weeks of vacation per year, to be taken and accounted for in accordance with Employer’s policies for same in effect from time to time, or such additional time as is in accordance with Employer’s published rules regarding vacation.  If additional personal time is requested by Employee, it shall be as determined from time to time by the Chief Operating Officer.

4.2.    Group Benefits.   Employee shall participate in any pension, insurance or other Employee benefit plan that is maintained by Employer from time to time for employees similarly situated.  To the extent possible, Employer will waive any waiting period required for Employee’s enrollment in any group medical plan.

5. Termination.

5.1.    Termination.   This Agreement, and Employee’s employment with Employer, shall be terminated upon the occurrence of any one of the following events:

5.1.1  The conviction of Employee for any crime which is a felony under applicable law (other than one arising from the operation of a motor vehicle unless Employee is imprisoned following a conviction or after entering a plea in connection therewith);

5.1.2. The dishonesty of Employee in the performance of his duties or in his reporting to the management of Employer;

5.1.3. At the option of Employer if any one of the following conditions occurs and persists after Employer has given Employee prior written notice of intent to terminate his employment with specific reasons therefor, and Employee fails to correct the specified problems within a period of 30 days of the effective date of the notice:

(A)     Chronic alcoholism, drug abuse, or addiction;

(B)     Failure of Employee to apply his full–time attention and best efforts to the business of Employer, other than due to the disability of Employee;

(C)     Failure of Employee to perform consistently the duties assigned to him by Employer;

(D)     Failure of Employee to handle his work or assignments in accordance with the policies of Employer, reasonably stated; or,

(E)     Breach by Employee of any of the terms and conditions of this Agreement.

5.1.4. The death or disability of Employee;

5.1.5. At the option of Employee in the event of the insolvency of Employer;

5.1.6. At the option of Employee, without good reason, upon giving 30 days prior written notice;

5.1.7. At the option of the Employee, with good reason in accordance with subsection 5.2.2, upon giving 30 days prior written notice; provided, that Employer has not corrected any breach of this Agreement specified within such notice within such 30 day period; or,

5.1.8. At the option of Employer without cause upon giving written notice oftermination.

5.2.    Effect of Termination.   In the event of the termination of this Agreement and Employee’s employment hereunder:

5.2.1  If the termination was pursuant to Sections 5.1.7 or 5.1.8, Employee shall be entitled to receive, during the Payment Period (as hereinafter defined), (i) the equivalent monthly salary to that set forth in Section 3.1.1; (ii) a prorata share of any bonus earned by Employer senior management pursuant to Section 3.1.2 of this Agreement, with such pro rata share being determined by multiplying Employee’s usual share thereof by a fraction, the numerator of which is equal to the total number of working days worked by Employee during the relevant period over which the bonus is calculated, and the denominator of which is equal to the total number of working days during the relevant period over which the bonus is calculated; provided, that the amount payable under this subsection, if any, shall be payable at the next regularly scheduled date for payment of such bonus pool; and, (iii) continued participation at Employer’s expense in all relevant Employee benefit programs to which he would have been entitled if he had continued to serve in the capacity set forth in Section 2.1 during the Payment Period.  All payments required to be made to Employee pursuant to this Section 5.2.1 shall continue to be made regardless of whether Employee secures other employment with any other employer.  For purposes of this section, the term “Payment Period” shall mean a period of 6 consecutive months following the month in which Employee is terminated.

5.2.2  Employee may terminate this Agreement for good reason.  For purposes of this Agreement, the term “good reason” shall mean (i) any breach of this Agreement by Employer which is not cured within 30 days of written notice from Employee specifying the basis for the breach; (ii)  the Employee’s functions or duties are materially diminished; provided that such functions or duties will not be deemed to have been materially diminished if the Employee’s title, functions and/or duties have been changed so long as the Employee remains employed as a senior member of the Employer’s senior management staff; or (iii) repeated and consistent bad faith attempts by Employer to bring about Employee’s resignation through obstruction by the Employer of Employee’s ability to perform his duties on the Employer’s behalf.  In the event that the Employee terminates this Agreement for good reason, Employee shall be entitled to the benefits set forth in subsection 5.2.1 of this Agreement.

5.2.3  If the termination was pursuant to Section 5.1.4, Employee (or his estate, as the case may be) will be entitled to receive his salary as set forth in Section 3.1.1 through the end of the calendar month in which his death or disability occurs, and bonus pursuant to Section 3.1.2, if any, for the fiscal year during which his death or disability occurs, prorated through the end of the calendar month during which his death or disability occurs.  For purposes of this Agreement "disability" means (i) the inability of Employee to perform the duties of Employee's employment due to physical or emotional incapacity or illness, where such inability continues for ninety (90) consecutive days and is expected to be of long-continued and indefinite duration, or (ii) Employee shall be entitled to (A) disability retirement benefits under the federal Social Security Act or (B) recover benefits under any long-term disability plan or policy maintained by the Employer.  In the event of a dispute, the determination of disability shall be made reasonably by the Board of Directors of the Employer and shall be supported by advice of a consulting physician competent in the area to which such disability relates.  The consulting physician shall be agreed to jointly by Employee and the Employer.  In the event that Employer’s physician who diagnosed the disability and the consulting physician reach different conclusions, the physician who diagnosed the disability and the consulting physician shall select a third physician who shall advise the Board of Directors on Employer’s disability.

5.2.4  If Employee was terminated pursuant to Section 5.1.5, Employee shall be relieved of the obligations set forth in Sections 8.1, 8.2 and 8.3 of this Agreement.

5.2.5  If the termination is for any other reason than those set forth in Sections 5.1.4, 5.1.7 or 5.1.8, Employee shall (i) have no rights to compensation or reimbursement for salary or bonus for any period subsequent to the date of such termination, (ii) have no right to participate in any Employee benefit programs under Section 4 for any period subsequent to the date of such termination; provided that Employer will remain obligated to meet any obligations it may have under COBRA, and (iii) have no right to any bonus that would have been payable on a date subsequent to Employee’s termination date.

5.3.    Effect of Merger, Dissolution or Transfer of Assets.   In the event of any voluntary or involuntary dissolution of Employer, any merger or consolidation of Employer with a third party whereby Employer is not a surviving entity, or any sale of all or substantially all of the assets of Employer to any third party and in the further event that the surviving or acquiring entity declines to assume this Agreement and/or Employee’s employment is terminated by Employer or the surviving entity within 90 days of the effective date thereof, such nonassumption or termination will be deemed to have taken place pursuant to section 5.1.8 and Employee shall be entitled to the benefits set forth in section 5.2.1.

6.       Inventions.   Inventions made or conceived entirely or partially by Employee while employed by Employer will be the property of Employer.  As used in this Section, the term “inventions” includes all creations, whether or not patentable or copyrightable, and all ideas, reports, or other creative works, including, without limitation, computer programs, manuals and related material, which relate to the existing or proposed business of Employer or any other business or research and development effort conducted by Employer.  All of Employee’s inventions which are copyrightable shall be works for hire.  Employee will cooperate with Employer to patent or copyright all inventions by executing all documents tendered by Employer for such purpose, at Employer’s expense.  Employee hereby grants to Employer a power of attorney coupled with an interest, whereby Employer may execute and deliver any and all documents necessary to so patent or copyright any inventions in Employee’s name, place and stead as if such execution and delivery were done by him, with such power of attorney accruing in the event that he fails to cooperate as required by the preceding sentence.  Notwithstanding the above, this provision does not apply to any invention which was developed solely on Employee’s own time and not using any of Employer’s equipment, supplies, facilities or information, unless (i) (a) the invention relates directly to the business of Employer or to Employer’s actual or demonstrably anticipated research or development, or (b) the invention results from any work performed by Employee for Employer and (ii) the invention was developed during the term of his employment with Employer or any Affiliate.  For purposes of this Agreement, the term “Affiliate” shall mean Mackie Designs Inc., a Washington corporation, Radio Cine Forniture (RCF) S.r.L., an Italian corporation, or any entity which controls, is controlled by or is under common control with Employer.  The obligations contained in this Section shall survive the termination of this Agreement.

7.       Nondisclosure of Confidential Information.   Employee acknowledges that during the term of this Agreement he will learn and will have access to confidential information regarding Employer and its affiliates, including without limitation (i) confidential or secret plans, programs, documents, agreements or other material relating to the business, services or activities, and (ii) trade secrets, market reports, customer investigations, customer lists, files, accounts and other similar information that is proprietary information (collectively referred to as “Confidential Information”). Employee acknowledges that such Confidential Information is a special, valuable and unique asset. All records, file materials and Confidential Information obtained by Employee in the course of employment with Employer or its affiliates or service as a director of Employer or its affiliates are confidential and proprietary and shall remain the exclusive property of the appropriate entity owning the same.  Employee will not for any reason use for his own benefit, or for the benefit of any person with whom Employee becomes associated, any Confidential Information or disclose any such Confidential Information to any person for any reason or purpose whatsoever without the prior written consent of Employer, unless such Confidential Information previously shall have became public knowledge through no action or omission of Employee.  Employee, within three (3) days from the date upon which his employment with Employer is terminated or otherwise upon the request of Employer, shall return to Employer any and all documents and material that constitutes Confidential Information.  The obligations contained in this Section shall survive the termination of this Agreement.

8.       Covenant Not to Compete:   But for the provisions of this Section 8, Employer would not enter into this Agreement as it does not wish competition from Employee.  Accordingly:

8.1.    Noncompetition of Employee:   Except pursuant to the terms and conditions of this Agreement and any services provided to any Affiliate, for a period of six months from and after his last date of employment with Employer, Employee shall not, directly or indirectly, singly or in partnership or in conjunction with any other person or persons, firm, association, syndicate, company or corporation, as officer, director, consultant, employee, independent contractor, principal, agent, shareholder, partner, owner or otherwise, carry on, finance, guarantee the indebtedness of, be engaged in or permit its name or credit to be used in any way in conjunction with any manufacturer of professional loudspeakers located anywhere in the United States, provided however, Employee shall not be restricted from holding less than 5% of the outstanding securities of any company whose securities are listed on a national securities exchange or automated quotation system;

8.2.    Nonsolicitation of Customers:   During the one (1) year period from and after his last date of employment with Employer, Employee shall not, directly or indirectly, either for its own benefit or for the benefit of others or in conjunction with any business or entity which is then in competition with Employer, solicit, call on, interfere with, or attempt to divert away from Employer or any Affiliate any person or firm who was a customer of Employer or such Affiliate at any time;

8.3.    Nonsolicitation of Employees:   During the one (1) year period from and after his last date of employment with Employer, Employee shall not, directly or indirectly, offer to employ, solicit or enlist any employee of Employer or such Affiliate to leave his or her respective employment for any reason;

8.4.    Injunctive Relief:   In addition to damages suffered by Employer as a result of Employee’s breach of this paragraph, Employer shall be entitled to the granting of an injunction to prohibit violations of this paragraph upon reasonable proof of the occurrence of any event which contravenes its terms.  If a bond is required with respect to the securing of any such injunction, the parties agree that the maximum amount of any such bond shall be $1,000;

8.5.    Terms:   Employee acknowledges that the provisions of this Section 8 have been considered by him and are reasonable as to time, area, and extent, having regard to all circumstances of this transaction; and,

8.6.    Severability:   If any provision of this Section 8 shall be unenforceable, illegal, or contrary to the public policy of the jurisdiction in which it is sought to be enforced, such provision shall be deemed to be deleted from this Agreement and the remaining provisions of this Section shall be and remain valid and binding upon and enforceable by the parties hereto.  In addition, the duration and coverage of each separate covenant may be limited by a court in which enforcement of such covenant is sought to the extent necessary to permit the enforcement of such separate covenant.

9.       Specific Performance.   Employer and Employee recognize that the services rendered under this Agreement by Employee are special, unique and of an extraordinary character. Accordingly, in the event of any breach by Employee of the provisions of Sections 6, 7 or 8 of this Agreement and in addition to any other remedies available to Employer by law, Employer may specifically enforce Employee’s obligations under such sections.

10.     Miscellaneous.

10.1.  Assignability.   Except as provided in Section 5.3, the rights and obligations of Employer under this Agreement shall inure to the benefit of and be binding up the successors and assigns of Employer.  The rights and obligations of Employee hereunder may not be assigned or alienated and any attempt to do so by Employee will be void.

10.2.  Separability.   If any provision of this Agreement otherwise is deemed to be invalid or unenforceable or is prohibited by the laws of the state or jurisdiction where it is to be performed, this Agreement shall considered divisible as to such provisions and such provision shall be inoperative in such state or jurisdiction and shall not be part of the consideration moving from either of the parties to the other.  The remaining provisions of this Agreement shall be valid and binding and of like effect as though such provision were not included.

10.3.  Notice.   All notices, requests, demands and other communications hereunder shall be in writing and shall be deemed to have duly given if personally delivered, telexed or telecopied to, or, if mailed, when mailed to the other party by certified mail, return receipt requested, at (a) in the case of Employer, the location of its principal executive offices, or (b) in the case of Employee, the location of his principal residence or last known principal residence.

10.4.  Arbitration.   All disputes under this Agreement shall be settled by arbitration in Boston, Massachusetts, before a single arbitrator pursuant to the rules of the American Arbitration Association.  Arbitration may be commenced at any time by any party hereto giving written notice to the other party that such dispute has been referred to arbitration under this Section 10.4.  The arbitrator shall be selected by the joint agreement of the Board of Directors of the Employer and Employee, but if they do not so agree within 20 days after the date of the notice referred to above, the selection shall be made pursuant to the rules maintained by such Association.  Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award.  This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom.  Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of his award, all or any part of the arbitration expenses of the other party (including reasonable attorneys’ fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection.

10.5.  Injunctive Relief, Jurisdiction and Venue.  The Employee acknowledges that the injury that would be suffered by the Employer as a result of a breach of the provisions of this Agreement would be irreparable and that an award of monetary damages to the Employer for such a breach would be an inadequate remedy.  Consequently, the Employer will have the right, in addition to any other rights it may have, to obtain injunctive relief to restrain any breach or threatened breach or otherwise to specifically enforce any provision of this Agreement.  The jurisdiction and venue of all actions between the parties pursuant to this section shall lie exclusively in any state or federal court sitting in Boston, Massachusetts.

10.6.  Governing Law.   The validity, performance, construction and effect of this Agreement shall be governed by the internal, substantive laws of the Commonwealth of Massachusetts, without giving effect to the conflict of laws rules thereof.

10.7.  Waiver; Amendment.   The waiver by any party to this Agreement of a breach of any provision hereof by any party shall not be construed as a waiver of any subsequent breach by any party.  No provision of this Agreement may be terminated, amended, supplemented, waived or modified other than by an instrument in writing signed by the party against whom the enforcement of the termination, amendment, supplement, waiver or modification is sought.

10.8.  Attorneys’ Fees.   In the event of any litigation arising out of the execution of this Agreement or any claimed breach thereof, the prevailing party in such litigation shall be entitled to recover its reasonable attorneys’ fees and reasonable costs of litigation (including on appeal thereof) in addition to any other award or decree given or granted by the court.

10.9.  Entire Agreement.   This Agreement constitutes the entire agreement between the parties regarding the subject matter, and there are no other understandings, either written or oral, which affect the terms hereof.  This Agreement may be supplemented, modified or amended only by a subsequent written agreement between the parties.

DATED the day and year first above written.

MACKIE DESIGNS INC.

By:_______________________________             ______________________________

   Title:          Chief Operating Officer                                                                             Wyatt Hyora